AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 5th day of July, 2006 (the “Effective Date”), by and between David Tierney (the “Executive”), and Valera Pharmaceuticals, Inc. (the “Company”).

WHEREAS, the Company and the Executive are parties to an Executive Employment Agreement, dated September 16, 2003, pursuant to which the Executive serves as the Chief Executive Officer of the Company (the “Existing Employment Agreement”); and

WHEREAS, the Company has determined it is essential to the business of the Company to provide for the continued employment of the Executive and certain prohibitions against competition following his termination of that employment under certain circumstances; and

WHEREAS, Section 13 of the Existing Employment Agreement provides that the Company and the Executive may amend the Existing Employment Agreement by mutual agreement in writing; and

WHEREAS, the Company and the Employee desire to amend and restate the Existing Employment Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1. Employment and Term; Service as Board Member. The Company will continue to employ the Executive, and the Executive hereby accepts such continued employment with the Company, as the Chief Executive Officer (such position, referred to herein as the Executive’s “Position”) for the period commencing on the Effective Date and continuing until the third anniversary of the Effective Date (the “Initial Term”), and shall thereafter automatically renew for additional one-year periods (each, a “Renewal Term”), unless sooner terminated in accordance with Section 6 of this Agreement. The Initial Term and any Renewal Term are herein collectively referred to as the “Term.” In addition and for no additional consideration, Executive hereby agrees to serve as a member of the Company’s Board of Directors (the “Board”) to the extent elected by the shareholders of the Company and consistent with the by-laws of the Company as they may be amended from time-to-time.

2. Duties and Responsibilities.

2.1. Generally. During the Term, Executive hereby agrees to serve the Company faithfully and to the best of his ability and shall devote his full time, attention, skill and efforts to the performance of the duties: (i) as shall be specified and designated from time-to-time by the Chairman of the Board; and (ii) customarily performed by the Chief Executive Officer of a business of the size and nature similar to that of the Company. During the Term, Executive shall report directly to the Chairman of the Board. Without limiting the generality of the foregoing, the Executive will be responsible for the overall well being of the Company.

2.2. Travel Obligations. Executive acknowledges that his Position will require travel from time-to-time for Company business.

2.3. Primary Location. On the Effective Date, Executive’s business location of record will be Cranbury, New Jersey.

3. Other Business Activities. During the Term, the Executive will not, without the prior written consent of the Board, which consent shall not be unreasonably withheld, directly or indirectly engage in any other business activity or pursuit whatsoever, except such activities in connection with any charitable or civic activities or serving as an executor, trustee or in other similar fiduciary capacity as do not interfere with his performance of his responsibilities and obligations pursuant to this Agreement.

4. Compensation.

4.1. Base Salary. The Company shall pay the Executive, and the Executive hereby agrees to accept, as compensation for all services rendered by Executive in any capacity under this Agreement or otherwise in consideration for the covenants referenced in Section 5 of this Agreement, base salary at the annual rate of Three Hundred Fifty Thousand Dollars ($350,000) less applicable withholding (as the same may hereafter be adjusted, the “Base Salary”). Base Salary shall be paid in accordance with the Company’s payroll practices in effect from time-to-time. The Board (excluding Executive in his capacity if a member of the Board), shall review the performance of Executive annually, on or about the anniversary of the Effective Date and to make appropriate adjustments to the Executive’s Base Salary.

4.2. Annual Bonus Program. For each calendar year of the Agreement, Executive will be eligible to participate in any annual bonus programs (the “Annual Bonus”) established by the Board (excluding Executive in his capacity if a member of the Board) from time-to-time for the benefit of Company management, in each case to the extent Executive is eligible under the terms of such annual bonus program.

4.3. Benefits and Expenses. The Executive shall be eligible to participate in the benefit plans and programs (including without limitation, the sick leave, holidays and retirement plans or programs) that are available to other employees of the Company generally on the same terms as such other employees (excluding any equity-based compensation plan, program or policy), in each case to the extent that the Executive is eligible under the terms of such plans or programs. Executive shall be eligible for expense allowances and/or reimbursements for reasonable expenses incurred in connection with the performance of his duties hereunder as are consistent with the Company’s usual practice and policies with respect to such allowances and reimbursements.

4.4. Vacation. In addition to paid holidays recognized by the Company from time-to-time, Executive shall be entitled to twenty (20) days of paid vacation during any calendar year of the Term of this Agreement. Vacation accrued with respect to any calendar year will be forfeited if Executive does not take such vacation prior to the last day of such calendar year unless Executive receives, prior to such last day, written confirmation from the Board that such vacation will not be forfeited.

4.5. Withholding. The Base Salary and all other payments made under this Agreement are inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld from Executive’s wages by the Company, and which will be withheld and paid in accordance with applicable law and the Company’s normal payroll practices.

5. Confidential Information and Non-Competition Agreement. Executive acknowledges that, in connection with the execution of this Agreement and in consideration of the Company’s obligations hereunder, he has executed an Employee Confidentiality and Non-Competition Agreement in the form attached hereto as Exhibit A (the “Confidentiality Agreement”) and he hereby ratifies and reaffirms his obligations under the Confidentiality Agreement. Executive hereby agrees to disclose the existence and terms of this Section 5 to any individual or entity for whom he may work or otherwise provide service for compensation during the one (1) year period following the termination of his employment with the Company. In addition, Executive agrees that such disclosure will occur not later than five (5) business days prior to his accepting an offer to become employed by or to perform services for any such entity.

6. Termination. The Executive’s employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this Section 6. Upon termination, the Executive shall be entitled only to such compensation and benefits as described in this Section 6.

6.1. Termination for Disability.

(a) In the event of the Disability (as hereinafter defined) of the Executive, the Executive’s employment and/or his performance of service as a member of the Board may be terminated by the Company by notice to the Executive.

(b) In the event of a termination of the Executive’s employment pursuant to Section 6.1(a): (i) the Executive will be entitled to receive any accrued and unpaid Base Salary and Annual Bonus through the date of such termination (and reimbursement for expenses, in accordance with Section 4.3, incurred prior to the termination of employment), including without limitation, payment prescribed under any disability plan or arrangement in which he is a participant or to which he is a party in his capacity as an employee of the Company; and (ii) if the Executive and/or his spouse or eligible dependents elect continuation of medical and/or dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the full premium cost of such participation for a period of twenty-nine (29) months following the date of such termination or until the Executive or his spouse or dependents cease to be eligible for participation under COBRA, whichever is shorter. Except as specifically set forth in this Section 6.1, or to the extent provided under any Company-provided disability benefits policy, the Company shall have no other liability or obligation to the Executive for compensation or benefits by reason of such termination.

(c) For purposes of this Section 6.1, “Disability” shall mean a physical or mental condition that entitles the Executive to benefits under the Company’s long-term disability policy which covers the Executive, if any, or, in the absence of coverage under any such policy, a disability which prevents the Executive from performing his duties, with or without a reasonable accommodation, under this Agreement for forty-five (45) days during any 180-day period. The Company will notify the Executive of commencement of the disability period, which period cannot commence more than fourteen (14) days prior to the date of the notice. The determination of whether the Executive has a Disability will be made by the Board (excluding Executive in his capacity if a member of the Board). Any dispute as to whether the Executive is or was prevented from performing his duties under this Agreement because of a physical or mental disability or incapacitation, whether his disability or incapacity has ceased or whether he is able to resume his duties under this Agreement shall be finally and conclusively decided by a licensed physician chosen by the Company, and any such determination by the physician shall be conclusive and binding on the parties hereto. The Executive must submit to all tests and examinations and provide all information the requested by the physician.

6.2. Termination by Death. Executive’s employment and his performance of service as a member of the Board shall automatically be terminated on his death. Executive’s executors, legal representatives or administrators shall receive any accrued and unpaid Base Salary and Annual Bonus through the date of such termination (and reimbursement for expenses, in accordance with Section 4.3, incurred prior to the termination of employment). In addition, if the Executive’s spouse and/or eligible dependents elect continuation of medical and/or dental benefits under COBRA, the Company will pay the full premium cost of such participation for a period of twenty-four (24) months following the date of the Executive’s death or until the Executive’s spouse or dependents cease to be eligible for participation under COBRA, whichever is shorter. Except as specifically set forth in this Section 6.2, or to the extent provided under any Company-provided life insurance policy, the Company shall have no other liability or obligation hereunder to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him by reason of the Executive’s death.

6.3. Termination by the Executive Without Good Reason. Upon thirty (30) days prior written notice to the Board, the Executive may terminate his employment and his performance of service as a member of the Board with the Company without Good Reason (as defined below) and for a reason other than those identified in Section 6.1 or Section 6.2 of this Agreement. In the event of a termination of the Executive’s employment and his performance of service as a member of the Board pursuant to this Section 6.3, the Executive shall be entitled to receive any accrued and unpaid Base Salary and Annual Bonus through the date of such termination (and reimbursement for expenses, in accordance with Section 4.3, incurred prior to such date). All other Base Salary and Annual Bonus shall cease at the effective date of such termination. Except as specifically set forth in this Section 6.3, the Company shall have no other liability or obligation hereunder by reason of such termination.

6.4. Termination By the Company for Cause.

(a) Upon written notice to the Executive from the Board or an appropriate officer of the Company designated by the Board, the Company may terminate the Executive’s employment and his performance of service as a member of the Board at any time for Cause as defined in Section 6.4(c) of this Agreement.

(b) In the event of a termination of the Executive’s employment and his performance of service as a member of the Board pursuant to Section 6.4(a), the Executive shall be entitled to receive accrued and unpaid Base Salary and Annual Bonus through the date of such termination (and reimbursement for expenses, in accordance with Section 4.3, incurred prior to the termination of employment). All other Base Salary and Annual Bonus shall cease at the effective date of such termination. Except as specifically set forth in this Section 6.4, the Company shall have no other liability or obligation hereunder by reason of such termination.

(c) For purposes of this Agreement, “Cause” shall mean, as determined by the Board:

(i) any material breach by the Executive of any of his obligations or representations under this Agreement;

(ii) gross negligence in the performance by the Executive of his duties required hereunder;

(iii) a material violation, by the Executive, of the Company’s employee policies, as may be amended from time to time;

(iv) any conduct of the Executive involving any type of disloyalty, dishonesty, breach of fiduciary duty, or willful misconduct, including without limitation fraud, embezzlement, theft or dishonesty in the course of his employment or the commission by the Executive of any other action with the intent to materially injure the Company;

(v) the Executive’s conviction of, plea of guilty to, or plea of nolo contendere to any felony, or any crime involving moral turpitude;

(vi) the Executive’s failure to satisfactorily pass any drug screening test required by the Company and, if appropriate, any supplemental security checks;

(vii) the Executive’s refusal, after explicit written notice, to obey any lawful resolution of or direction by the Board which is consistent with his duties to the Company;

(viii) the Executive’s chronic absence from work (excluding vacation, illness or leaves of absence approved by the Board); or

(ix) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises.

If termination for Cause is based upon Sections 6.4(c)(i), 6.4(c)(ii), 6.4(c)(iii), 6.4(c)(vi), 6.4(c)(vii) or 6.4(c)(viii) and Board determines that the applicable breach, conduct or violation is capable of being cured, then such applicable breach, conduct or violation shall constitute a reason for a termination with Cause only if the Board determines that the Executive has failed to cure such breach, conduct or violation within thirty (30) days following written notice to the Executive from the Board.

(d) The Executive shall not, under any circumstances, be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a Board resolution (the “Board Resolution”) duly adopted by the affirmative vote of not less than fifty one percent (51%) of the Board (with Executive not being permitted to vote on this matter) at a meeting of the Board held for that purpose. Any such Board Resolution, which in the event of an alleged termination for Cause shall be dated no sooner than ten (10) days after such notice has been deemed to have been given to the Executive and the Executive shall have had an opportunity, together with counsel, to be heard before the Board, shall find that in the good faith opinion of the Board, the Executive was guilty of conduct constituting Cause and specifying the particulars thereof in detail.

6.5. Termination by the Company Without Cause.

(a) Upon written notice to the Executive from the Board or an appropriate officer of the Company designated by the Board, the Company may terminate the Executive’s employment and his performance of service as a member of the Board at any time without Cause.

(b) In the event of a termination of the Executive’s employment and his performance of service as a member of the Board pursuant to Section 6.5(a): (i) the Company will pay to Executive any earned but unpaid Base Salary through the date of such termination; (ii) the Company will reimburse the Executive’s unreimbursed business expenses pursuant to Section 4.3 for all expenses incurred in the performance of his duties prior to the date of such termination; (iii) the Company will pay to Executive any earned and accrued but unpaid Annual Bonus as of the date of such termination; (iv) commencing on the day immediately following the date of such termination, the Company will continue to pay to the Executive his then current Base Salary for the twelve (12) month period following such date of termination without Cause; provided, however, that if Executive is terminated without Cause during the period commencing on the thirtieth (30th) day immediately preceding a Change in Control (as defined below) and ending on the first anniversary date of a Change in Control, the Company will (i) continue to pay to Executive his then current Base Salary for the twenty-four (24) month period following such date of termination, which amount shall be paid as a lump sum within thirty (30) days after the date of termination, or, at the Company’s election, in accordance with the Company’s payroll practices in effect from time-to-time and (ii) pay to Executive a bonus equal to two times the highest Annual Bonus received by Executive during the three most recently completed fiscal years of the Company. Except as specifically set forth in this Section 6.5, the Company shall have no other liability or obligation hereunder by reason of such termination.

(c) Notwithstanding any other provision in this Agreement to the contrary, Executive hereby agrees and acknowledges that he will not be entitled to and the Company shall have no obligation to pay or provide any amount or benefit provided under Section 6.5 of this Agreement unless Executive executes and delivers to the Company and does not revoke a release satisfactory to the Company in a manner consistent with the requirements of the Age Discrimination in Employment Act.

6.6. Termination by the Executive for Good Reason.

(a) The Executive may terminate the Executive’s employment and his performance of service as a member of the Board at any time for Good Reason (as hereinafter defined), upon written notice from the Executive to the Company in connection with his resignation for Good Reason setting forth the effective date of termination (which shall not be less than thirty (30) business days from the date such notice is given).

(b) In the event of a termination of the Executive’s employment for Good Reason pursuant to Section 6.6(a): (i) the Company will pay to Executive any earned but unpaid Base Salary through the date of such termination; (ii) the Company will reimburse the Executive’s unreimbursed business expenses pursuant to Section 4.3 for all expenses incurred in the performance of his duties prior to the date of such termination; (iii) the Company will pay to Executive any earned and accrued but unpaid Annual Bonus as of the date of such termination; (iv) commencing on the day immediately following the date of such termination, the Company will continue to pay to the Executive his then current Base Salary for the twelve (12) month period following such date of termination for Good Reason; provided, however, that if Executive terminates his employment and performance of service as a member of the Board for Good Reason during the period commencing on the thirtieth (30th) day immediately preceding a Change in Control and ending on the first anniversary date of a Change in Control, the Company will (i) continue to pay to Executive his then current Base Salary for the twenty-four (24) month period following such date of termination, which amount shall be paid as a lump sum within thirty (30) days after the date of termination, or, at the Company’s election, in accordance with the Company’s payroll practices in effect from time-to-time and (ii) pay to Executive a bonus equal to two times the highest Annual Bonus received by Executive during the three most recently completed fiscal years of the Company. Except as specifically set forth in this Section 6.6, the Company shall have no other liability or obligation hereunder by reason of such termination.

(c) Notwithstanding any other provision in this Agreement to the contrary, Executive hereby agrees and acknowledges that he will not be entitled to and the Company shall have no obligation to pay or provide any amount or benefit provided under Section 6.6 of this Agreement unless Executive executes and delivers to the Company and does not revoke a release satisfactory to the Company in a manner consistent with the requirements of the Age Discrimination in Employment Act.

6.7. Definitions.

(a) For purposes of this Agreement, “Good Reason” means, without the Executive’s prior written consent, any of the following:

(i) an adverse change in the Executive’s title;

(ii) a reduction in the Executive’s authority, duties or responsibilities, or the assignment to the Executive of duties that are inconsistent, in a material respect, with Executive’s position;

(iii) the relocation of the Executive’s principal worksite more than 50 miles from the Cranbury, New Jersey area;

(iv) a reduction in the Executive’s Base Salary, unless the percentage by which the Base Salary is reduced applies generally to all other executive officers of the Company; or

(v) the Company’s failure to pay any compensation due to Executive.

However, the foregoing events or conditions will constitute Good Reason only if the Executive provides the Company with written objection to the event or condition within fifteen (15) days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection and the Executive resigns his employment within fifteen (15) days following the expiration of that cure period.

(b) For purposes of this Agreement, “Change in Control” means the first to occur of any of the following after the date hereof: (i) the direct or indirect acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of the Company’s then outstanding securities; (ii) a change in the composition of the Board over any twelve month period such that a majority of the Board members ceases to be comprised of individuals who either (A) have been board members continuously since the beginning of such period, or (B) have been elected or nominated for election as Board members during such period by at least a two-thirds majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board; (iii) the consummation of any consolidation, share exchange or merger of the Company in which (Y) the stockholders of the Company immediately prior to such transaction do not own at least a majority of the voting power of the entity which survives/results from that transaction, or (Z) a shareholder of the Company who does not own a majority of the voting stock of the Company immediately prior to such transaction, owns a majority of the Company’s voting stock immediately after such transaction; or (iv) the liquidation or dissolution of the Company, or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, including stock held in subsidiary corporations or interests held in subsidiary ventures.

6.8. Timing of Payments. In the event that any amounts payable under this Agreement that would otherwise be considered deferred compensation subject to an excise tax on Executive pursuant to Section 409A of the Code (or any applicable regulations or guidance promulgated by the Secretary of the Treasury in connection therewith) if paid within six (6) months following the date of termination of employment, such amounts shall be paid at the later of the time otherwise provided under this Agreement or the time that will prevent such amounts from being considered deferred compensation under Section 409A of the Code.

7. Parachute Payments. Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986 (the “Code”) and without regard to whether such payments would subject the Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the limitation or elimination of any amount payable under this Agreement, then the amount payable under this Agreement will be reduced to the extent necessary to maximize the Total After-Tax Payments. The determination of whether and to what extent payments under this Agreement are required to be reduced in accordance with the preceding sentence will be made at the Company’s expense by a qualified independent expert selected by the Executive and reasonably acceptable to the Company. In the event of any underpayment or overpayment under this Agreement (as determined after the application of this Section 7), the amount of such underpayment or overpayment will be immediately paid by the Company to the Executive or refunded by the Executive to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

8. Representations. The Executive represents and warrants to the Company that:

(a) There are no restrictions, agreements or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or the Executive’s employment hereunder, or which is or would be inconsistent or in conflict with this Agreement or the Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by the Executive of his obligations hereunder;

(b) That the Executive’s execution of this Agreement and the Executive’s employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which the Executive is a party or by which the Executive is bound; and

(c) That the Executive is free to execute this Agreement and to enter into the employ of the Company pursuant to the provisions set forth herein.

9. Survival of Provisions. The provisions of this Agreement set forth in Sections 5, 7, 9, 10, 11, 12, 13, 14, 15 16, 17 and 18 hereof shall survive the termination of the Executive’s employment hereunder.

10. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither the Executive nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party hereto, except that, without such consent, the Company may assign this Agreement to an Affiliate or any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, provided that such successor assumes in writing all of the obligations of the Company under this Agreement, subject, however, to the Executive’s rights as to termination as provided in Section 6 hereof.

11. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, addressed as follows:

If to Executive, to the address on file with the Company.

If to the Company:	Valera Pharmaceuticals, Inc. 7 Clarke Drive Cranbury, New Jersey 08512 Attn: Chief Financial Officer Fax: (609) 409-1650

With a copy to:	Christopher S. Miller, Esq. Pepper Hamilton LLP 400 Berwyn Park 899 Cassatt Road Berwyn, PA 19312-1183 Phone: (610) 640-7837 Fax: (610) 640-7835

or to such other address as either party may from time-to-time duly specify by notice given to the other party in the manner specified above.

12. Waiver of Personal Liability. To the extent permitted by applicable law, Executive hereby acknowledges and agrees that he shall have recourse only to the Company (and its successors-in-interest) with respect to any claims he may have for compensation or benefits arising in connection with his employment, whether or not under this Agreement or under any other plan, program, or arrangement, including, but not limited to, any agreements related to the grant or exercise of equity options or other equity rights in the Company. To the extent permitted by applicable law, the Executive hereby waives any such claims for compensation, benefits and equity rights against officers, directors, managers, members, stockholders, or other representatives in their personal or separate capacities.

13. Entire Agreement; Amendments. This Agreement and the Confidentiality Agreement contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of the Executive with the Company. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto, provided, however, if and to the extent that the parties determine that the terms of any provision of this Agreement or any payment to Executive hereunder may result in the imposition of an excise tax on Executive pursuant to Section 409A of the Code (or any applicable regulations or guidance promulgated by the Secretary of the Treasury in connection therewith), the parties hereby agree to negotiate in good faith to take such action to amend or modify the Agreement or any payments to Executive hereunder as the parties deem necessary or advisable to limit or, if possible, avoid the impact of any such excise tax.

14. Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

15. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey, without regard to its rules on conflict of laws.

16. Invalidity. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it enforceable.

17. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

18. Legal Fees; Limitations. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement and the Executive is the prevailing party, he shall be entitled to recover, in addition to any other relief, all reasonable attorney’s fees, costs and disbursements. In the event that the provisions of Sections 5 or 6 hereof should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND, the parties have caused this Agreement to be executed on the day first written above.

Valera Pharmaceuticals, Inc.

_/s/ Andrew T. Drechsler

By: Andrew T. Drechsler
Title: Chief Financial Officer
Executive

/s/ David Tierney

David Tierney

EXHIBIT A

EMPLOYEE CONFIDENTIALITY, INVENTION ASSIGNMENT

AND NON-COMPETITION AGREEMENT

This Agreement (“Agreement”) is made and entered into this 5th day of July, 2006, by and between Valera Pharmaceuticals, Inc. a New Jersey corporation having an address at 7 Clarke Drive (“Company”) and David S. Tierney, an individual having an address at Shrewsbury, NJ. (“Employee”).

Employee is to be employed by the Company and as a condition of that employment shall be subject to the terms set forth in this Agreement.

In consideration of Employee’s employment, the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

20. At-Will Employment. Employee understands and acknowledges that Employee’s employment with the Company is for an unspecified duration and constitutes “at-will” employment. Employee acknowledges that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option of either of the Company or Employee, with or without notice.

21. Confidential Information.

21.1. Ownership. All right, title and interest in and to any confidential, proprietary, business and technical information, and trade secrets of the Company or of any subsidiary, affiliate, employee, client, consultant or business associate of the Company, including without limitation, any information relating to research, processes, inventions, Company Creations (as defined below), products, methods, computer codes or instructions, software documentation, equipment, costs, profits, markets, sales, contracts, customer lists, business studies, business procedures, business plans, marketing plans, strategic plans, forecasts, budgets, projections, and finances, and any other materials that have not been made available to the general public (collectively, “Confidential Information”) are and shall remain the sole and exclusive property of the Company.

21.2. Confidentiality.  Employee recognizes and acknowledges that the Confidential Information is a valuable, special and unique asset of the Company. Employee also recognizes and acknowledges that the Confidential Information is essential to the success of the Company’s business, that it gives the Company a competitive advantage over those who do not know the Confidential Information, and that it is the policy of the Company to maintain as secret and not disclose to others the Confidential Information. As a result, both during the term of Employee’s employment by the Company and thereafter, Employee shall not, without the prior written consent of the Company, directly or indirectly, use, make available, sell, commercialize, disclose or otherwise divulge, in whole or in part, any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall Employee make use of any such Confidential Information for Employee’s own purposes or for the benefit of any person, firm, corporation or other entity under any circumstances during or after the term of Employee’s employment. Failure to label or otherwise mark information as confidential or proprietary will not affect its status as Confidential Information.

21.3. Third Party Information.  Employee acknowledges that the Company has received and may in the future receive confidential and proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Employee agrees that he owes the Company and such third parties, both during the term of Employee’s employment and thereafter, a duty to hold all such confidential or proprietary information in strictest confidence and not to disclose or use it in any manner that is not consistent with the Company’s agreement with or legal obligations to such third parties.

21.4. Location and Reproduction. Employee shall not remove from the Company’s offices or premises, unless necessary in accordance with Employee’s duties and responsibilities, any documents, records, notebooks, files, correspondence, reports, memoranda, computer tapes, computer disks or other materials containing or embodying Confidential Information or other property of any kind belonging to the Company. In the event Employee removes any such material or property from the Company’s offices or premises, Employee shall return them to the proper files or places of safekeeping as promptly as possible after the removal has served its specific purpose. Employee shall not make, remove or distribute any copies of the foregoing for any reason whatsoever and shall not divulge to any third person the nature of or contents of any of the foregoing or of any other oral or written information. Immediately upon termination of Employee’s employment or at any time upon the request of the Company, Employee shall deliver to the Company all originals and copies of the above-described materials, Confidential Information and all other Company property then in Employee’s actual or potential possession or control in any tangible or electronic form, whether prepared by Employee or by others.

22. Intellectual Property & Company Creations.

22.1. Ownership. All right, title and interest in and to any and all ideas, inventions, designs, technologies, formulas, methods, processes, development techniques, discoveries, computer programs or instructions (whether in source code, object code, or any other form), computer hardware, algorithms, plans, customer lists, memoranda, tests, research, designs, specifications, models, data, diagrams, flow charts, techniques (whether reduced to written form or otherwise), patents, patent applications, formats, test results, marketing and business ideas, trademarks, trade secrets, service marks, trade dress, logos, trade names, fictitious names, brand names, corporate names, original works of authorship, copyrights, copyrightable works, mask works, computer software, all other similar intangible personal property, and all improvements, derivative works, know-how, data, rights and claims related to the foregoing that have been or are conceived, developed or created in whole or in part by the Employee (a) at any time and at any place that relates directly or indirectly to the business of the Company, as then operated, operated in the past or under consideration or development or (b) as a result of tasks assigned to Employee by the Company (collectively, “Company Creations”), shall be and become and remain the sole and exclusive property of the Company and shall be considered “works made for hire” as that term is defined in Sections 101 and 201 of the Copyright Act (17 U.S.C. §§ 101 and 201).

22.2. Assignment.  To the extent that any of the Company Creations may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, Employee retains any interest in or to the Company Creations, Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Employee has or may have, either now or in the future, in and to the Company Creations, and any derivatives thereof, without the necessity of further consideration. Employee shall promptly and fully disclose all Company Creations to the Company and shall have no claim for additional compensation for Company Creations. The Company shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks, and service marks with respect to such Company Creations.

22.3. Disclosure & Cooperation.  Employee shall keep and maintain adequate and current written records of all Company Creations and their development by Employee (solely or jointly with others), which records shall be available at all times to and remain the sole property of the Company. Employee shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any Company Creations. Employee further agrees to execute and deliver to the Company or its designee(s) any and all formal transfers and assignments and other documents and to provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Company Creations. Employee hereby designates and appoints the Company or its designee as Employee’s agent and attorney-in-fact to execute on Employee’s behalf any assignments or other documents deemed necessary by the Company to perfect, maintain or otherwise protect the Company’s rights in any Company Creations.

23. Non-Competition & Non-Interference. During the term of Employee’s employment with the Company and for a period of twelve (12) months after the termination of Employee’s employment with the Company, irrespective of the reason or absence of reason for such termination, Employee shall not, without the express written consent of the Board of Directors of the Company, directly or indirectly: (i) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise, in direct competition with the Company’s business; (ii) call on or solicit, either directly or indirectly, any person, firm, corporation or other entity who or which at the time of Employee’s termination was, or within two (2) years prior thereto had been, a customer of the Company or any of its affiliates with respect to the activities prohibited by this section; or (iii) employ or cause to be employed in any capacity, or retain or cause to be retained as a consultant, any person who was employed by the Company at any time during the six (6) month period following the end date of Employee’s employment. The Employee acknowledges and agrees that adherence to the terms of this section does not preclude Employee from earning a livelihood and that the restrictions contained in this Section 4 are reasonable and necessary to protect the Company’s legitimate interests in the conduct of its business and do not impose an undue hardship on Employee. The foregoing restriction shall not be construed to prohibit the ownership by Employee of not more than five percent (5%) of any class of securities of any corporation which is in competition with the Company and which corporation has a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing. In the event that the provisions of this Section 4 are deemed to exceed the time, geographic or scope of limitations permitted by applicable law, then such provisions shall be modified to reflect the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

24. Equitable Remedies. Employee agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3, and 4 herein. Accordingly, Employee agrees that if Employee breaches any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and Employee hereby consents to the issuance of such injunction and to the ordering of specific performance.

25. Employee Authorization.  Employee hereby authorizes the Company at any time during or after the term of employment to withhold from any amounts otherwise owed to Employee (including without limitation, salary, bonus, commissions and expense reimbursements) any and all amounts due to the Company from Employee, including without limitation, cash advances, travel advances, overpayments made by the Company to Employee, amounts received by Employee due to the Company’s error, unpaid personal credit card or phone charges or any debt Employee owes to the Company for any reason, including amounts in respect of misuse or misappropriation of Company assets or breach of this Agreement.

26. Representations and Warranties. Employee represents and warrants: (i) that Employee is not subject to any obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking a relationship with the Company; (ii) that the performance of Employee’s services for the Company do not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party; (iii) that Employee will not use in the performance of Employee’s responsibilities for the Company any confidential information or trade secrets of any other person or entity; (iv) that Employee has not entered into or will enter into any agreement (whether oral or written) that conflicts with this Agreement; (v) that Employee will honor all agreements with Employee’s former employer that may bear on Employee’s employment with the Company, including without limitation, any noncompetition agreement, employment agreement, proprietary rights agreement, nondisclosure agreement or the like; and (vi) that Employee will not do, or cause to be done, any act or thing that will infringe upon or interfere with the Company’s enjoyment of its right, title and interest in and to the Confidential Information or Company Creations, including without limitation, not producing any works that are substantially similar to, or confusingly similar with, or likely to cause confusion, deception or mistake with respect to the Company Creations.

27. Binding Effect and Assignment. This Agreement shall inure to the benefit of the Company and its successors and assigns, and shall be binding upon Employee and Employee’s heirs, executors, administrators, successors and assigns. Employee may not assign Employee’s rights or delegate Employee’s obligations under this Agreement without the prior written consent of the Company.

28. Waiver. Any waiver by either party of any breach of any term or condition in this Agreement will not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute or be deemed a waiver or release of any other rights, in law or in equity.

29. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey, without regard to the application of the principals of conflicts of laws.

30. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the validity and enforceability of the remaining provisions of this Agreement.

31. Notice. All notices to be given hereunder shall be in writing or by written telecommunication addressed to the Company at the address set forth above and to Employee at the address set forth in the Company’s records or at such other address designated by the parties.

32. Entire Agreement. This Agreement contains the entire agreement of the parties hereto relating to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings with respect to the subject matter hereof. This Agreement may not be modified, except by a written instrument executed by the parties hereto.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the date first written above.

VALERA PHARMACEUTICALS, INC.

By:	/s/ Alisa Molbet

Title:	Associate Director, Human Resources

Date:	July 5, 2006

[EMPLOYEE] } By: /s/ David S. Tierney Date: July 5, 2006 } [EMPLOYEE]
By:	/s/ David S. Tierney
Date:	July 5, 2006